Exhibit 99.1
TERM LOAN agreement # 05/ FOR
DATED: June 3, 2011
BETWEEN:
Sparrowhill Trading Limited, a company incorporated in British Virgins Islands whose registered office is at: Trident Chambers, P O Box 146, Road Town, Tortola, British Virgin Islands (the “Lender”)
and
FORREIELITE LIMITED, a company incorporated in Cyprus whose registered office is at: Strovolou, 124, 1st Floor,Flat Office 103, Strovolos, 2042, Nicosia, Cyprus (the “Borrower”).
whereas
the Lender agreed to provide a term loan to the Borrower,
this Agreement sets out, in writing, the terms and conditions upon which this term loan will be made available.
IT IS AGREED as follows:
     1. Definitions and Interpretation
1.1 Definitions: In this Agreement:
“Applicable Rate” means 5.5 per cent per annum;
“Business Day” means a day, excluding Saturdays and Sundays, on which banks are generally open for business in Nicosia, London, Moscow and New York;
“Drawdown Date” means the date on which the Loan was actually advanced by the Lender to the Borrower;
“Final Repayment Date” mean the date as may be agreed by the parties from time to time;
“Interest Payment Date” means the last day of an Interest Period as determined in accordance with Clause 3;
“Loan” means the loan advance of US$ 108 000 000.00 (One hundred eight million US Dollars); and
“Termination Event” has the meaning described in Clause 6.
1.2 Interpretation: In this Agreement:
(a) The headings are for ease of reference only and shall not be taken into account in construing this Agreement;
(b) Words importing the singular shall include the plural and vice versa; and
(c) References to Clauses are to clauses of this Agreement.

2. The Loan
2.1 Amount: The Lender advanced the Loan to the Borrower on the Drawdown Date. The Lender and the Borrower agree that the Loan is made, on the terms and conditions of this Agreement.
3. Interest
3.1 Rate and accrual of interest: The Loan shall bear interest at the Applicable Rate with effect from the Drawdown Date, which shall accrue from day to day (on the basis of a 365 day year), upon the principal amount of the Loan outstanding and not yet repaid under this Agreement.
3.2 Payment of interest: Interest which has accrued on the Loan in accordance with Clause 3.1 shall be payable by the Borrower to the Lender on each Interest Payment Date. 3.3. The duration of each Interest Period shall be 3 (three) Months, the first interest Period shall start on the Drawdown Date.
4. Repayment
4.1 Final Repayment Date: Unless and to the extent already repaid under this Agreement, the Borrower shall, on the Final Repayment Date, repay to the Lender:
(A) the Loan together with all interest accrued thereon and not yet paid; and
(B) all other amounts due from the Borrower to the Lender under this Agreement and not yet paid.
4.2 Early repayment: The Borrower shall be entitled at any time to repay all or part of the Loan. Any repayment under this Clause 4.2 shall be made together with accrued interest on the amount repaid.
5. Payments
5.1 Method and timing: All payments under this Agreement must be made in immediately available and freely transferable funds. Each payment must be for value on the due date. All payments are to be made in US dollars.
5.2 Accounts: Each payment by the Lender to the Borrower, and by the Borrower to the Lender, shall be made to the accounts details of which have been notified to each prior to the date of this Agreement. The Borrower or the Lender may change its receiving account by not less than five Business Days’ notice to the other. The Lender will maintain a record of all amounts owing by the Borrower to it under this Agreement. This record shall be binding on the Borrower (absent manifest error).
5.3 Payment in full: All payments by the Borrower will be made in full though if Parties agree they can set off mutually monetary obligations under the separate set off agreement, No payment will be made net of a withholding or deduction unless this is required by law.
6. Termination Events
6.1 Termination Events: Each of the following is a Termination Event:
(A) Insolvency and reorganisation: Any procedure is commenced with a view to the winding-up, re-organisation or rescue of the Borrower as a going concern or with a view to the appointment of an administrator, trustee in bankruptcy, judicial manager, liquidator or similar official in relation to the Borrower or any of its assets. This procedure may be a court procedure or any other step which under applicable law is a possible means of achieving any of those results. This will not be a Termination Event, however, if the procedure is instituted frivolously or vexatiously and discharged to the satisfaction of the Lender within 30 days of the date on which it is instituted. For the purposes of this sub-Clause a reorganisation will mean a process which results or will result in the Borrower ceasing to exist or in all or a substantial part of the liabilities of the Borrower being cancelled or deferred or (where not previously so) subordinated.
(B) Enforcement of security and attachment: The holder of any security over any asset of the Borrower takes steps to enforce that security. Any asset of the Borrower is subject to attachment or execution or similar process and such event would have, in the opinion of the Lender, a material adverse effect on the Borrower’s capacity to meet its obligations under this Agreement.
(C) Inability to pay debts: The Borrower is unable to pay its debts as they fall due or admits its inability to do so.
(D) Insolvency equivalence: Anything analogous to any of the events described in paragraph (A) to (C) occurs in any jurisdiction.
7. Consequences of a Termination Event: If a Termination Event occurs the Lender may by notice to the Borrower demand immediate repayment of the principal amount of the Loan then outstanding together with all interest accrued thereon and not yet paid. In the case of a demand for repayment the Borrower agrees to pay the Lender in accordance with the notice sent by the Lender to it.
8. Notices
8.1 Nature of Notices: No notice delivered under this Agreement may be withdrawn or revoked. Each notice delivered by the Borrower must be unconditional.
8.2 Delivery of Notices: A notice under this Agreement will only be effective if it is in writing and received. Telexes, faxes and emails are permitted.
8.3 Address details: Notices will be delivered to the address of the intended recipient, or given to the authorised recipient, as under the name of each party on the signature page of this Agreement. A party may change its address details by not less than five Business Days’ notice to the other party.
9. Miscellaneous
9.1 Third Party Rights: The parties to this Agreement do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.
9.2 Waivers and amendments: A waiver or amendment of a term of this Agreement will only be effective it if is in writing.
9.3 Exercise of rights: If the Lender does not exercise a right or power when it is able to do so this will not prevent it exercising that right or power. When it does exercise a right or power it may do so again in the same or a different manner. The Lender’s rights and remedies under this Agreement are in addition to any other rights and remedies it may have. Those other rights and remedies are not affected by this Agreement.
9.4 Counterparts: There may be several signed copies of this Agreement. There is intended to be a single Agreement and each signed copy is a counterpart of that Agreement.

10. Governing Law and Jurisdiction
10.1 Governing Law: This Agreement shall be governed by, and construed in accordance with, the laws of England and Wales.
10.2 Submission to Jurisdiction: The courts of England are to have jurisdiction to settle any disputes in connection with this Agreement. This submission is irrevocable and for the exclusive benefit of the Lender. It docs not prevent proceedings being commenced in the courts of any other country or in the courts of more than one country at the same time. The Borrower also irrevocably waives any objection to proceedings in any court mentioned in this sub-Clause and any claim on the grounds of forum non convenience. It also agrees that a judgment in any proceedings brought in any such court will be conclusive and binding on it and may be enforced in any other court.
IN WITNESS WHEREOF this Agreement has been executed in two originals by the Lender and the Borrower and is intended to be and is hereby delivered on the date first above written.

SIGNATURES